Exhibit 99.1

Contact:	News Media:
Mark Herr
212-770-3505

Investment Community:
Joe Reali
212-770-7074
AIG EXPECTS TO RECORD $4.1 BILLION NET CHARGE
IN FOURTH QUARTER 2010 TO STRENGTHEN
LOSS RESERVES ASSOCIATED WITH LONG-TAIL LINES IN P&C BUSINESS
Approximately 80% of total charge relates to four classes of business: asbestos, excess casualty, excess workers’ compensation, primary workers’ compensation
NEW YORK, February 9, 2011 — American International Group, Inc. (AIG) announced today that, following completion of its annual comprehensive loss reserve review, it expects to record a $4.1 billion charge, net of $446 million in discount and loss sensitive business premium adjustments, for the fourth quarter of 2010 to strengthen loss reserves in its Chartis property and casualty insurance subsidiaries.
In addition, AIG announced that it has entered into a letter agreement with the U.S. Department of the Treasury permitting AIG to retain $2.0 billion of the net cash proceeds from the recently closed sale of AIG Star Life Insurance Co. Ltd and AIG Edison Life Insurance Company. AIG will use these proceeds, and other funds, to support the capital of Chartis insurance subsidiaries in connection with the loss reserve strengthening. As a result, AIG expects that the Chartis insurance companies’ statutory surplus will remain largely unaffected.
The strengthening to Chartis loss reserves reflects adverse development on prior accident years in classes of business with long reporting tails. Four classes — asbestos, excess casualty, excess workers’ compensation, and primary workers’ compensation — comprise approximately 80 percent of the total charge. The majority of the strengthening relates to development in accident years 2005 and prior.
The total reserve strengthening represents approximately six percent of AIG’s total general insurance net liability for unpaid claims and claims adjustment expense of $63.7 billion reported at September 30, 2010.
At the end of every year, Chartis conducts a comprehensive review of its net loss reserves, which represent the accumulation of estimates for reported losses (case basis reserves) and provisions for losses incurred but not reported (IBNR), both reduced by applicable reinsurance recoverable and the discount for future investment income, where permitted. These detailed reviews are conducted for each class of business for each subsidiary, and thus consist of hundreds of individual analyses.

The purpose of these reviews is to confirm the appropriateness of the reserves carried by each of the individual subsidiaries, and therefore of AIG’s overall carried reserves. With the assistance of third party actuaries, AIG’s actuarial teams assess the potential implications of new data and new and emerging trends, a process that allows for better, more refined analyses and judgments regarding the level of estimated loss reserves.
As a result of the 2010 year end loss reserve review, AIG strengthened loss reserves approximately $4.6 billion before discount (approximately $4.1 billion net of discount) primarily in four classes of business as follows:
•	Asbestos: $1.3 billion before discount
•	Rationale: During the 2010 year end loss reserve review, the third-party actuary’s standard account-specific asbestos model was updated for 2010 information and was calibrated to actual AIG experience, including that in the second and third quarters of 2010. AIG also modified certain of its loss-reserve-related assumptions to better reflect both industry-wide and AIG-specific expectations and experience for IBNR claims, taking into consideration recent, higher industry-wide trends regarding expanding coverage theories for liability.
•	Note: Asbestos coverage has been excluded from AIG policies commencing in 1985.
•	Excess Casualty: $1.0 billion
•	Rationale: During the fourth quarter of 2010, loss emergence for the excess casualty class significantly exceeded expectations, particularly in more recent accident years. In response to this higher level of loss emergence, AIG modified its loss development assumptions for recent and older accident years to provide greater weight to emerging adverse experience in the more recent years. AIG also considered the continued exposure to latent claim emergence and the industry-wide rise in large product-liability verdicts for this long tail class of business as well as the continued uncertainty surrounding the expected loss ratios during the soft market conditions that have prevailed in recent accident years.
•	Excess Workers’ Compensation: $825 million before discount
•	Rationale: The claims projections utilized in the 2010 year end loss reserve review indicated that these claims continue to develop more adversely than expected. As a result, AIG concluded that there was sufficient experience to support a revision in its loss assumptions to reflect its adverse experience. Significant contributing factors have been continuing medical inflation, new and often additional treatment specialties such as “pain management,” longer claim payment periods due to improved medical care, as well as the underestimation of claim costs by third party administrators.
•	Primary (Specialty) Workers’ Compensation: $420 million before discount
•	Rationale: Loss emergence for the more recent accident years for this class has significantly exceeded that which was anticipated by the expected loss ratios originally established for these accident years taking into consideration AIG’s revised claims handling practices, and AIG has now concluded that worsening experience is driving the emergence. Similar to excess workers’ compensation, continuing medical inflation, additional treatment specialties, and longer claim payment periods are all contributing factors, further compounded by reduced return to work opportunities in today’s high unemployment environment. Therefore, AIG modified its estimates to give greater weight to the emergence pattern for the more recent accident years and, to a lesser extent, earlier accident years, during the 2010 year end loss reserve review.

•	Note: Since 2007, AIG has reduced its net written premiums for guaranteed cost primary (specialty) workers’ compensation business by almost 70 percent.
In addition to the above classes, AIG also strengthened reserves in its construction/commercial risk and national accounts classes of business by approximately $820 million before discount. The construction and commercial risks, while separate classes of business, consist primarily of certain primary workers’ compensation and general liability coverages, and thus the experience in the workers’ compensation lines identified in the distinct classes above also affected these lines. For the 2010 year end loss reserve review of the construction and commercial risks classes, AIG determined it was appropriate to modify its loss development assumptions to provide greater weight to emerging adverse experience in the more recent accident years and increased its loss reserves by approximately $420 million in the fourth quarter of 2010. For the national accounts business, the 2010 year end review of Chartis loss data led to the conclusion that reserves for older accident years required strengthening. As a result, reserves for this class of business were strengthened by approximately $400 million. Various other classes comprised the remaining $240 million of reserve strengthening.
Partially offsetting the reserve strengthening was $446 million of loss reserve discount and loss sensitive business premium adjustments, including approximately $120 million of reserve discount for the asbestos class; approximately $300 million of reserve discount for the various workers’ compensation classes discussed above; and an additional premium accrual of $26 million on certain loss sensitive policies.
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This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect AIG’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties, including completion of the year end audit process. Except for AIG’s ongoing obligation to disclose material information as required by federal securities laws, it does not intend to provide an update concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof.
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American International Group, Inc. (AIG) is a leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
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